                                                                   EXHIBIT NO. 4
                                                                   -------------

                                                                  EXECUTION COPY

                             ASSIGNMENT AGREEMENT
                             --------------------


          ASSIGNMENT AGREEMENT, dated as of September 14, 1996 by and between CS First Boston Securities Corporation (the "Assignor") and Nomura Holding America, Inc. (the "Assignee").

                             W I T N E S S E T H:
                             -------------------

          Reference is made to that Certain Revolving Credit Agreement dated as of October 10, 1995 among Bank of America National Trust and Savings Association, as agent (the "Agent"), the other financial institutions party thereto (including Assignor) (collectively, the "Banks"), and American Passenger Rail Company, L.L.C., a Delaware limited liability company (the "Debtor"), as amended pursuant to the First Amendment to Revolving Credit Agreement dated as of December 14, 1995, the Second Amendment to Revolving Credit Agreement dated April 2, 1996, the Third Amendment to Revolving Credit Agreement dated as of June 24, 1996, the Fourth Amendment to Revolving Credit Agreement dated as of August 5, 1996 (the "Fourth Amendment") and the Fifth Amendment to Revolving Credit Agreement dated as of September 12, 1996 (the "Fifth Amendment") and waivers to Revolving Credit Agreement as of each of November 29, 1995, December 8, 1995, December 11, 1995, December 20, 1995, December 27, 1995, January 2,
1996, January 31, 1996, February 23, 1996, March 20, 1996, March 22, 1996, March
28, 1996, April 10, 1996 and April 18, 1996 (the "Credit Agreement").

          Credit Suisse and Swiss Bank Corporation, London Branch are parties to the Assignment Agreement dated as of July 9, 1996 (the "Swiss Bank Agreement"), pursuant to which Credit Suisse purchased from Swiss Bank the Transferred Rights (as defined in the Swiss Bank Agreement), on the terms and subject to the conditions set forth therein.

          Assignor is a party to the Assignment Agreement dated as of July 9, 1996 (the "First CSFB Purchase Agreement") between CSFB and Credit Suisse, pursuant to which CSFB purchased from Credit Suisse the Assigned Rights (as defined in the First CSFB Purchase Agreement), on the terms and subject to the conditions set forth therein.

          CSFB is a party to the Purchase and Sale Agreement dated as of September 24, 1996 (the "Second CSFB Purchase Agreement"), between CSFB and Chase Securities Inc., as agent for the Chase Manhattan Bank ("Chase"), pursuant to which CSFB purchased from Chase the Assigned Rights (as defined in the Second CSFB Purchase Agreement), on the terms and subject to the conditions set forth therein.

                                                                   EXHIBIT NO. 4
                                                                   -------------


          WHEREAS, the Assignor desires to sell to the Assignee, and the Assignee desires to purchase from the Assignor, Assignor's right, title and interest in, to and under the Transferred Rights (as defined below);

          NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings stated in the First CSFB Assignment Agreement. The following capitalized terms shall have the meanings set forth below:

          "Assumed Obligations" shall mean the Pro Rata Share of all of Assignor's obligations, duties, liabilities and indemnities arising or accruing under or in connection with (i) the Transfer Documents and (ii) the Credit Documents (to the extent related to the Transferred Rights or assumed under the Transfer Documents). Assumed Obligations do not include the Excluded Obligations.

          "Credit Documents" shall mean the Credit Agreement and all other documents and agreements executed and delivered in connection therewith.

          "Excluded Obligations" shall mean (i) obligations which arise from Assignor's breach of any of its representations, warranties or covenants contained in the Transfer Documents and the Credit Documents; and (ii) obligations which arise from Assignor's gross negligence or willful misconduct.

          "Proceeds" shall mean all proceeds of any kind and nature of the Transferred Rights.

          "Pro Rata Share" shall mean (i) 50% of the First Assigned Interest, the Second Assigned Interest, the Third Assigned Interest and the Fourth Assigned Interest, each as defined in the Swiss Bank Agreement, and to the extent related thereto, the First CSFB Assignment Agreement; (ii) 50% of the Assigned Rights (as defined in the Second CSFB Purchase Agreement) and the Second CSFB Purchase Agreement; and (iii) 100% of the Fifth Assigned Interest and the Sixth Assigned Interest, each as defined in the Swiss Bank Agreement, and to the extent related thereto, the First CSFB Purchase Agreement.

          "Transfer Documents" shall mean (i) the First CSFB Purchase Agreement and the Assignment and Assumption Agreement and the Assignment and Acceptance Agreement executed in connection

                                                                   EXHIBIT NO. 4
                                                                   -------------


therewith; and (ii) the Second CSFB Purchase Agreement and the Assignment and Assumption Agreement and the Assignment and Acceptance Agreement executed in connection therewith.

          "Transferred Rights" shall mean the Pro Rata Share of Assignor's right, title and interest, claims and causes of action in, to and under the Transfer Documents and, to the extent of the Pro Rata Share, of the Transfer Documents, the Credit Documents and any proceeds of any kind from any of the foregoing.

          2. Assignment; Assumption: Effective upon receipt of the payment referred to in Section 3 below (the "Effective Time"), Assignor hereby irrevocably sells, transfers, assigns, grants and conveys to the Assignee the Transferred Rights. This assignment is made without recourse, representation or warranty, except as expressly set forth in this Agreement. Subject to the occurrence of the Effective Time, Assignee shall assume and hereby agrees to duly and timely perform the Assumed Obligations.

          3. Payment. In consideration of the sale and assignment contemplated herein, the Assignee shall pay to the Assignor (in immediately available funds by wire transfer to the Assignor's account set forth on the signature page hereof) the purchase price set forth in that certain letter agreement dated the date hereof (the "Pricing Letter") between the Assignor and the Assignee.

          4. Conditions to Closing. Assignee's obligations in Sections 2 and 3 are subject to the Assignor's representations, warranties and covenants being true and complied with in all material respects. Assignor's obligations in
Section 2 are subject to Assignee's representations, warranties and covenants being true and complied with in all material respects and Assignee making the payment as set forth in Section 3 above.

          5. Assignor's Representations. Assignor hereby represents and warrants to the Assignee as of the Effective Time (except for the representation contained in paragraph 5(g) below which is made as of the date hereof) that:

          (a) it has made no prior assignment, sale or participation of the Transferred Rights or any portion thereof or interest therein;

          (b) Assignor is duly organized in the jurisdiction of its organization and has full power and authority to sell and assign the Transferred Rights and to enter into and perform this Agreement, and such transaction and this Agreement, the performance of Assignor's obligations under this Agreement and the documents to be executed and delivered by Seller in connection herewith
(i) have

                                                                   EXHIBIT NO. 4
                                                                   -------------



been duly authorized by Assignor, (ii) are legal, valid and binding and enforceable against Assignor in accordance with their terms, and (iii) does not breach or conflict with, or cause a default under the charter or bylaws of Assignor or any law, order or Agreement by which Assignor is bound;

          (c) There are no fees, commissions or compensation payable by Assignee to any party engaged or retained by, through or on behalf of Assignor in connection with the transactions contemplated hereby;

          (d) Except for those consents, notices, filings, approvals or authorizations already obtained or received, no consents, notices, filings, approvals or authorizations are required to be made to or with any person, entity or government body by Assignor for the consummation of the transactions contemplated by this Agreement;

          (e) No proceedings are pending against Assignor or to Assignor's actual knowledge, without independent investigation, threatened against Assignor before any court, arbitrator or administrative or governmental body which, in the aggregate, would have a material adverse effect on the Transferred Rights.

          (f) To the extent so received (i) by Credit Suisse from Swiss Bank under the Swiss Bank Agreement with respect to that portion of the Transferred Rights acquired from Credit Suisse by Assignor and (ii) by Assignor from Chase under the Second CSFB Purchase Agreement with respect to that portion of the Transferred Rights acquired from Chase by Assignor, Assignor is the sole legal and beneficial owner of the Transferred Rights and has good title thereto, free and clear of all liens, claims and encumbrances of any kind and, to such extent, will transfer the Transferred Rights to Assignee free and clear of any liens or encumbrances of any kind;

          (g) To the extent so received by (i) Credit Suisse from Swiss Bank under the Swiss Bank Agreement with respect to that portion of the Transferred Rights acquired from Credit Suisse by Assignor and (ii) by Assignor from Chase under the Second CSFB Purchase Agreement with respect to that portion of the Transferred Rights acquired from Chase by Assignor, the total outstanding principal amount with respect to the Transferred Rights is as reflected on Schedule B hereto;

          (h) Neither Assignor nor Credit Suisse has engaged in any act, conduct or omission that would result in Assignee receiving proportionately less payments or distributions or less

                                                                   EXHIBIT NO. 4
                                                                   -------------

favorable treatment than other Banks holding Loans or similar claims under the Credit Agreement or the Override Agreement;

          (i) Assignor is a sophisticated seller with respect to the Transferred Rights, has adequate information concerning the business and financial condition of the Debtor to make an informed decision regarding the sale of the Transferred Rights, and has independently, without reliance upon Assignee and based on such information as it deemed appropriate, made its own analysis and decision to enter into this Agreement;

          (j) Assignor has provided Assignee with complete and accurate copies of the Transfer Documents;

          (k) Assignor is not and has never been an "insider" as that term is defined in Section 101(31) of the Bankruptcy Code with respect to the Debtor or any of its affiliates;

          (l) Assignor has not breached any of its representations and warranties, covenants or other agreements in the Transfer Documents or the Credit Documents;

          (m) Assignor acknowledges that Assignee may possess material non-public information not known to Assignor regarding or relating to the Debtor or the Transferred Rights (the "Assignor Excluded Information") and Assignor acknowledges that it has not requested such information and agrees that Assignee shall have no liability whatsoever (and Assignor hereby waives and releases all claims which it would otherwise have) with respect to the non-disclosure of the Assignor Excluded Information, either before or after the date hereof;

          (n) None of the Assignee Excluded Information (as defined in paragraph 6(h) below) contradicts or is inconsistent with any representation or warranty made by Assignor in this Agreement;

          (o) Other than the payments described on Schedule C hereto, Assignor has not received any payments or transfers at any time from or on account of the Debtor in respect of the Transferred Rights; and

          (p) Assignor does not hold any funds or property of or presently owe any amounts or property to the Debtor or its affiliates and Assignor has paid all amounts due and owing to the Debtor and its affiliates.

Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statement, warranties, or

                                                                   EXHIBIT NO. 4
                                                                   -------------

representations made by any person or entity other than Assignor in or in connection with the Transfer Documents, the Credit Documents or any of the other instrument or document furnished pursuant thereto or the execution, legality, validity or enforceability (with respect to any person or entity other than Assignor) of the Credit Documents or any other instrument or document furnished pursuant thereto, and (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition, creditworthiness, properties, affairs, status or nature of the Debtor or any of its affiliates or the performance or observance by the Debtor or any of such affiliates of their respective obligations under the Transfer Documents, the Credit Documents or any such other instrument or document.

          6. Assignee's Representations. The Assignee hereby represents and warrants to the Assignor as of the Effective Time that:

          (a) Assignee has full power and authority to enter into and perform this Agreement, and such transaction and this Agreement and the documents to be executed and delivered in connection herewith (i) have been duly authorized by Assignee, (ii) are legal, valid and binding and enforceable against Assignee in accordance with their terms and (iii) are not in contravention of any law, order or Agreement by which Assignee is bound;

          (b) Except for those consents, notices, filings, approvals or authorizations already obtained or received, no consents, notices, filings, approvals or authorizations are required to be made to or with any person, entity or governmental body by Assignee for the consummation of the transactions contemplated by this Agreement;

          (c) No proceedings are pending or to Assignee's actual knowledge, without independent investigation, threatened against Assignee before any court, arbitrator or administrative or governmental body which, in the aggregate, would have a material adverse effect on any action taken or to be taken by Assignee under this Agreement;

          (d) There are no fees, commissions or compensation payable by Assignor to any party engaged or retained by, through or on behalf of Assignee in connection with the transactions contemplated hereby;

          (e) Assignee agrees and acknowledges that (A) it is a sophisticated buyer with respect to the Transferred Rights, has adequate information concerning the business and financial condition of the Debtor to make an informed decision regarding the

                                                                   EXHIBIT NO. 4
                                                                   -------------

purchase of the Transferred Rights, and has independently, without reliance upon Assignor (except that Assignee has relied upon the representations and warranties made herein by Assignee) and based on such information as it deemed appropriate, made its own analysis and decision to enter into this Agreement;
(B) it has made its credit determination and analysis based upon such information as it deemed sufficient to enter into this Agreement and not based on any statements or representations by Assignor except for the representations expressly set forth herein; (C) it is purchasing the Transferred Rights not with a view to or for resale in connection with, any distribution or public offering of all or any part thereof or of any interest therein in a manner which would violate applicable securities law; (D) it is able to bear the economic risk associated with the purchase of the Transferred Rights; (E) it has such knowledge and experience and has made investments of a similar nature so as to be aware of the risks and uncertainties inherent in purchases of the type contemplated herein; (F) except as provided in this Agreement, it will not rely upon Assignor to furnish or make available any documents or other information regarding the credit, affairs, financial condition or business of, or any other matter concerning the Debtor or any of its affiliates; (G) it is not an agent for Assignor; (H) it is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended; and (I) Assignor has not given any investment advice, credit information or rendered any opinion as to whether the purchase of the Transferred Rights is prudent; (J) it is not affiliated, directly or indirectly, with the Debtor or any of its subsidiaries, affiliates or employees; and (K) it is not a party to any understanding or agreement (other than this Agreement) with respect to the holding, voting, acquisition or disposition of the Transferred Rights or any portion thereof;

          (f) Assignee is not purchasing the Transferred Rights or any interest therein for or on behalf of one or more employee benefit plans, or with funds which directly or indirectly constitute "plan assets" as defined in the Employee Retirement Income Security Act of 1974, as amended;

          (g) Assignee acknowledges that it has been provided an opportunity to obtain copies of such other documents and information as it has deemed appropriate in making its own evaluation of the Transferred Rights and Assignee is assuming all risk with respect to the completeness, accuracy or sufficiency of such documents and information. Assignee has received a copy of the Joint Plan of Reorganization of Morrison Knudsen Corporation and certain subsidiaries under Chapter 11 of the Bankruptcy Code (the "Plan") and the related Second Amended Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code with respect to Joint Plan of Reorganization of Morrison Knudsen Corporation, the

                                                                   EXHIBIT NO. 4
                                                                   -------------


Debtor and certain subsidiaries under Chapter 11 of the Bankruptcy Code.

          (h) Assignee acknowledges that Assignor may possess material non-public information not known to Assignee regarding or relating to the Debtor or the Transferred Rights (the "Assignee Excluded Information") and Assignee acknowledges that it has not requested such information and agrees that Assignor shall have no liability whatsoever (and Assignee hereby waives and releases all claims which it would otherwise have) with resect to the ono-disclosure of the Assignee Excluded Information, either before or after the date hereof;

          (i) None of the Assignor Excluded Information (as defined in paragraph 5(m) above) contradicts or is inconsistent with any representation or warranty made by Assignee in this Agreement; and

          (j) Assignee acknowledges that on June 25, 1996, the Debtor filed a petition for relief under Chapter 11 of the Bankruptcy code in the United States Bankruptcy court for the District of Delaware and that on August 26, 1996, the Bankruptcy Court confirmed the Plan.

          7. Acknowledgments. Assignor and Assignee acknowledge and represent and warrant to each other that (a) neither party has made any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement; and (b) the assignment and transfer of the Transferred Rights by Assignor to Assignee is irrevocable, and Assignor shall have no recourse to the Transferred Rights.

          8. Payment and Delivery Instructions. If Assignor receives any proceeds of the Transferred Rights, Assignor shall accept and hold the same on behalf of and for the sole benefit of Assignee, and except to the extent prohibited under any applicable law, rule, or order Assignor shall (a) promptly after Assignor's receipt thereof pay or deliver the same to Assignee (free of any withholding, set-off or deduction of any kind) in the same form received, with the endorsement of Assignor, without recourse, when necessary or appropriate, or (b) if instructed by Assignee, deliver securities included in such proceeds to the applicable transfer agent therefor. Assignor shall have no legal, equitable or beneficial interest in the Proceeds.

          9. Voting and Instructions. From and after the Effective Time, to the extent that voting and other rights and remedies are divisible with respect to the Transfer Documents and the Transferred Rights, then as between Assignor and Assignee,

                                                                   EXHIBIT NO. 4
                                                                   -------------

Assignee shall have sole authority to exercise such voting and other rights and remedies. In the event that such voting and other rights and remedies are not divisible, to the extent that Assignor has the right to vote, Assignor shall act or refrain from acting in respect of any vote or other right or remedy in accordance with the written directions (if timely given) of holders (including Assignor, if applicable) owning or holding interests representing at least 51% of the total amount of the Transferred Rights plus all other interests in the Credit Agreement and in Funded Debt (as defined in the Override Agreement) held by Assignor at that time (the "Majority Holders"). Assignee acknowledges that Assignee shall be bound by any decisions of the Majority Holders to take or not to take an action.

          10. Further Assignments. Assignee shall have the right to sell, assign, grant participations and subparticipations in, and otherwise transfer (each a "transfer") the Transferred Rights and Assignee's rights under this Agreement to any person or entity (each direct or indirect transferee is called a "transferee") without the consent of Assignor; provided, that unless Assignor consents (which consent shall not be unreasonably withheld) to such transferee and such transferee assumes all of Assignee's obligations under this Agreement, then the obligations of Assignee and Assignor under this Agreement shall remain in full force and effect.

          11.  Indemnities.

          (a) By Assignor. Assignor agrees to indemnify, defend and hold the Assignee and its officer, directors, employees, agents, partners, trustees and controlling persons or entity and their respective successors and assigns (collectively, the "Assignee Indemnitees") harmless from and against any and all expenses, losses, claims, damages, suits, proceedings and liabilities, including, but not limited to, attorneys' fees and expenses (collectively, "Liabilities") which are incurred by the Assignee Indemnitees or any of them, caused by, or in any way resulting from or relating to (i) Assignor's breach of any of its representation, warranties, agreements or covenants set forth in this Agreement or (ii) the Excluded Obligations.

          (a) By Assignee. Assignee agrees to indemnify, defend and hold the Assignee and its officer, directors, employees, agents, partners, trustees and controlling persons or entity and their respective successors and assigns (collectively, the "Assignor Indemnitees") harmless from and against any and all Liabilities which are incurred by the Assignor Indemnitees or any of them, caused by, or in any way resulting from or relating to (i) Assignee's breach of any of its representations, warranties,

                                                                   EXHIBIT NO. 4
                                                                   -------------


agreements or covenants set forth in this Agreement; (ii) the Assumed Obligations; (iii) any further sale, assignment, participation, subparticipation or transfer of the Transferred Rights, this Agreement or any portion thereof in violation of any Transfer Document, Credit Document or applicable law, rule, order, judgment or regulation; or (iv) Assignor following any written instruction or direction of Assignee, including, without limitation, instructions given pursuant to the first sentence of Section 9 above, but excluding any instructions or directions given pursuant to the remainder of
Section 9 above.

          12. Costs and Fees. Assignee and Assignor shall each bear their respective costs of negotiating and preparing the documents for the transaction contemplated hereby, plus one-half of the $3,500 transfer fee payable to the Agent in connection with the sale hereunder.

          13. Further Assurances. Each of the parties hereto agrees, at its own cost and expense, to execute and deliver, or to cause to be executed and delivered, all such instruments (including all necessary endorsements) and to take all such action as the other party may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of this Agreement.

          14. Integration. This Agreement and the Pricing Letter constitute the complete agreement of the parties hereto with respect to the subject matters referred to herein and supersede all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto, all of which have become merged and finally integrated therein. This Agreement cannot be amended, modified or supplemented except by an instrument in writing executed by both parties hereto.

          15. Notices, Payments and Deliveries. Notices shall be given by telecopy, certified or registered mail or personally or by courier at the addresses set forth on Schedule A. Payments and deliveries of proceeds of the Transferred Rights shall be made as set forth an Schedule A.

          16. Miscellaneous. The terms of this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. All representations and warranties made herein shall survive the execution and delivery of this Agreement. This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement shall be governed

                                                                   EXHIBIT NO. 4
                                                                   -------------


by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws provisions thereof. Each party to this Agreement hereby irrevocably consents to the jurisdiction of the United States District Court for the Southern District of New York and the courts of the State of New York located in the State and City of New York in any action to enforce, interpret or construe any provision of this Agreement or of any other Agreement or document delivered in connection with this Agreement, and also hereby irrevocably waives any defense of improper venue, forum non coveniens or lack of personal jurisdiction to any such action brought in those Courts. Each party further irrevocably agrees that any action to enforce, interpret or construe any provision of this Agreement will be brought only in one of those Courts.

          17. Conflict. If the terms of this Agreement are inconsistent or conflict with the terms of the Pricing Letter, the terms of the Pricing Letter shall, as between Assignor and Assignee, govern and control.

          18. Confidentiality. Each party agrees that except (i) as may be compelled by legal process, by an order, judgment or decree or a court or other governmental authority of competent jurisdiction, or (ii) disclosures to its own employees or representatives or (iii) disclosures made in connection with enforcing its rights hereunder, it shall not disclose to any person or entity the terms or conditions of this Agreement or any document executed or delivered in connection herewith, except that Assignee may disclose this Agreement (but not the purchase rate or purchase price) to any prospective purchaser or transferee of the Transferred Rights. Assignee agrees to be bound by (and agrees to cause each of its transferees or participants to be bound by) the confidentiality provisions of the Credit Documents and the Transfer Documents.

          19. Relationship of Parties. The relationship between Assignor and Assignee shall be that of Assignor and purchaser. Notwithstanding anything to the contrary contained herein, Assignor shall not be deemed to have any fiduciary obligations to Assignee. This Agreement shall not be construed to create a partnership, joint venture or debtor-creditor relationship between the parties hereto.

          20. Telecopiers. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, provided that the parties hereby agree to deliver to each other an original of such counterpart promptly after delivery of the facsimile.

                                                                   EXHIBIT NO. 4
                                                                   -------------


          21. Subrogation. To the extent Assignee is entitled to any remedy under this Agreement against Assignor and Assignee actually recovers on account of such remedy from Assignor, then Assignor shall be subrogated to Assignee's rights against Credit Suisse and Chase with respect thereto and Assignee shall assign such rights to Assignor.

                               *    *    *    *

                                                                   EXHIBIT NO. 4
                                                                   -------------


          IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first stated above.

                                          ASSIGNOR:
                                          --------

                                          CS FIRST BOSTON SECURITIES CORPORATION


                                          By: /s/ David J. Maitlin
                                              ------------------------
                                              Name: David J. Maitlin
                                              Title: Managing Director


                                          ASSIGNEE:
                                          --------

                                          NOMURA HOLDING AMERICA, INC.



                                          By: /s/ Dennis Dolan
                                              --------------------------
                                              Name: Dennis Dolan
                                              Title: Managing Director

                                                                   EXHIBIT NO. 4
                                                                   -------------

                                                                      SCHEDULE A
                                                                      ----------


                       PAYMENT AND DELIVERY INSTRUCTIONS
                       ---------------------------------


To Assignor:

     Notices and Deliveries:
     ----------------------

          CS First Boston Corporation
          55 East 52nd Street, 6th Floor
          New York, New York  10055
          Attn: Stacey Hermann
          Telephone:  (212) 909-2019
          Fax:        (212) 479-0152

     with a copy to:
     --------------

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois  60601
          Attn:  James A. Stempel
          Telephone:  (312) 861-2440
          Fax:        (312) 861-2200

     Wire Transfers:
     --------------

          Bankers Trust Company
          ABA #021001033
          Account # 01001355
          CS First Boston
          Attn:  Adrianne Faranda, CSFB
                 (212) 322-1291
          Ref:   American Passenger

                                                                   EXHIBIT NO. 4
                                                                   -------------



To Assignee:
-----------

     Payment Instructions:
     --------------------

          Chase Manhattan Bank, NYC
          ABA #021-000-021
          Account Name:  Nomura Holding America, Inc.
          Account # 400470888
          Reference:  American Passenger Rail

     Notices and Deliveries:
     ----------------------

          Nomura Holding America, Inc.
          2 World Financial Center
          Building B
          17th Floor
          New York, New York  10281
          Attention:  Thomas Fuller
          Telephone:  (212) 667-1964
          Fax:        (212) 667-1708

     With a copy to:
     --------------

          Richard Spears Kibbe & Orbe
          One Chase Manhattan Plaza
          New York, New York  10005-1413
          Attn:  Larry G. Halperin
          Telephone:  (212) 530-1870
          Fax:        (212) 530-1801

                                                                   EXHIBIT NO. 4
                                                                   -------------

                                                                      SCHEDULE B
                                                                      ----------



Total Outstanding Revolving Loan Commitment:    $ 9,921,052.74

Letters of Credit Funded:                       $ 5,958,661.74
                                                --------------

     TOTAL                                      $15,879,714.48
                                                ==============